Exhibit 99.1

UTSTARCOM EXECUTIVE CHAIRMAN OF THE BOARD HONG LIANG LU STEPS DOWN

ALAMEDA, Calif., August 3, 2009 – UTStarcom, Inc. (Nasdaq: UTSI) today announced that Hong Liang Lu has stepped down as executive chairman of the board of directors, and he will continue to serve on the board.   Peter Blackmore will continue as president and chief executive officer.  Thomas J. Toy, currently lead director, will assume the chairman role.

“It has been my privilege and honor to work with UTStarcom’s employees and customers around the world,” Mr. Lu noted.  “I am proud of the people and pioneering technologies that have helped our customers achieve success.”

Lu founded UTStarcom in 1991 as Unitech Telecom, focusing on the telecommunications market in China.  In 1995, Unitech merged with Starcom Networks to form UTStarcom.  Under Lu’s leadership, UTStarcom went public in 2000 and went on to expand its business and products globally.

“Hong is one of the telecommunications industry’s visionaries,” said Mr. Blackmore. “He is recognized globally for his entrepreneurial instincts and technology talent, and I look forward to continuing to work with him in a board capacity.”

Mr. Toy said, “Hong has made numerous significant contributions to UTStarcom.  He co-founded and led the company for eighteen years, and built a talented and capable team.   UTStarcom and its community owe him a great deal of appreciation.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. The company was founded in 1991 and is headquartered in Alameda, California. For more information about UTStarcom, visit the company’s Web site at http://www.utstar.com.

Company Contact
Darleen DeRosa
Senior Director, Corporate Communications
UTStarcom, Inc.
510.769.2830

darleen.derosa@utstar.com

Sara Zavala

Edelman

702.644.2465

sara.zavala@edelman.com